EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the PharmAthene, Inc. 2007 Long Term Incentive Compensation Plan of our reports dated March 11, 2016, with respect to the consolidated financial statements and schedules of PharmAthene, Inc. and the effectiveness of internal control over financial reporting of PharmAthene, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, MD

November 22, 2016